Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

SECOND QUARTER 2016 RESULTS

PHOENIX, AZ., August 4, 2016—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at its over 250-acre campus in Phoenix, Arizona, today announced financial results for the quarter ended June 30, 2016.

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Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

For the three months ended June 30, 2016:

•	Net revenue increased 9.5% to $191.3 million for the second quarter of 2016, compared to $174.7 million for the second quarter of 2015.

•	End-of-period enrollment increased 7.1% to 67,424 at June 30, 2016, from 62,935 at June 30, 2015, as ground enrollment increased 3.3% to 5,430 at June 30, 2016, from 5,254 at June 30, 2015 and online enrollment increased 7.5% to 61,994 at June 30, 2016, from 57,681 at June 30, 2015. Ground enrollment at June 30, 2016 only includes traditional-aged students that are taking Summer school classes which is a small percentage of our total traditional-aged student body. As of March 31, 2016 ground enrollment had increased 17.0% over the prior year. The Spring semester ends near the end of April each year.

•	Operating income for the second quarter of 2016 was $44.7 million, an increase of 5.9% as compared to $42.3 million for the same period in 2015. The operating margin for the second quarter of 2016 was 23.4%, compared to 24.2% for the same period in 2015. The majority of our traditional ground students do not attend courses during the summer months (May through August), which affects our results for our second and third fiscal quarters. Since a significant amount of our campus costs are fixed, the lower revenue resulting from the decreased ground student enrollment has historically contributed to lower operating margins during those periods. We expect quarterly fluctuation in operating results to continue as a result of these seasonal patterns.

•	The tax rate in the second quarter of 2016 was 38.4% compared to 39.0% in the second quarter of 2015. Our effective tax rate in the second quarter of 2016 was lower than the prior year due primarily to the continued phase-in of market sourcing for apportionment of Arizona sales and a 0.5% decrease in the Arizona corporate income tax rate.

•	Net income increased 7.2% to $27.6 million for the second quarter of 2016, compared to $25.8 million for the same period in 2015.

•	Diluted net income per share was $0.59 for the second quarter of 2016, compared to $0.55 for the same period in 2015.

•	Adjusted EBITDA increased 7.0% to $58.4 million for the second quarter of 2016, compared to $54.6 million for the same period in 2015.

For the six months ended June 30, 2016:

•	Net revenue increased 13.4% to $418.2 million for the six months ended June 30, 2016, compared to $368.9 million for the same period in 2015.

•	Operating income for the six months ended June 30, 2016 was $113.4 million, an increase of 15.5% as compared to $98.2 million for the same period in 2015. The operating margin for the six months ended June 30, 2016 was 27.1%, compared to 26.6% for the same period in 2015. Operating income and the operating margin for the six months ended June 30, 2016 and 2015, excluding legal and other professional fees incurred related to the proposed conversion back to a not for profit status, was $114.6 million and 27.4% for the six months ended June 30, 2016, and $98.7 million and 26.8% for the same period in 2015.

•	The University recognized $1.7 million in interest and other income during the six months ended June 30, 2016 on its proportional share of equity interest income related to our ownership interest in LoudCloud.

•	The tax rate in the six months ended June 30, 2016 was 38.2% compared to 38.9% in the same period in 2015. Our effective tax rate in the second quarter of 2016 was lower than the prior year due primarily to the continued phase-in of market sourcing for apportionment of Arizona sales and a 0.5% decrease in the Arizona corporate income tax rate.

•	Net income increased 18.9% to $71.3 million for the six months ended June 30, 2016, compared to $60.0 million for the same period in 2015.

•	Diluted net income per share was $1.52 for the six months ended June 30, 2016, compared to $1.27 for the same period in 2015. Excluding not for profit transaction expenses and the gain of $1.7 million on the investment discussed above, net of taxes, diluted net income per share was $1.51 for the six months ended June 30, 2016, compared to $1.28 for the same period in 2015.

•	Adjusted EBITDA increased 16.4% to $141.7 million for the six months ended June 30, 2016, compared to $121.7 million for the same period in 2015.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the six months ended June 30, 2016 and 2015 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $94.0 million and $106.4 million at June 30, 2016 and December 31, 2015, respectively. Our restricted cash, cash equivalents and investments at June 30, 2016 and December 31, 2015 were $70.8 million and $75.4 million, respectively. Additionally, the University amended its credit facility in January 2016, and this revised agreement provides a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. $25.0 million was drawn on the revolver as of June 30, 2016.

The University generated $114.0 million in cash from operating activities for the six months ended June 30, 2016 compared to $81.7 million for the six months ended June 30, 2015. The increase in cash generated from operating activities between the six months ended June 30, 2015 and the six months ended June 30, 2016 is primarily due to increased net income and the timing of employee-related payments as well as changes in other working capital items, such as accrued liabilities.

Net cash used in investing activities was $106.7 million and $94.7 million for the six months ended June 30, 2016 and 2015, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. In the first six months of 2016 and 2015 proceeds from the sale of short-term investments exceeded purchases by $31.4 million and $17.3 million, respectively. Capital expenditures were $115.6 million and $106.3 million for the six months ended June 30, 2016 and 2015, respectively. During the first six months of 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $24.8 million primarily related to an off-site office building and parking garage that is in close proximity to our ground traditional campus. Employees that work in two leased office building in the Phoenix area will be consolidated into this new building when it is expected to be completed in late 2016. In addition, during the first six months of 2016, we received a $1.7 million distribution related to our ownership interest in LoudCloud upon its sale to a third party. During the six-month period for 2015, capital expenditures primarily consisted of ground campus building projects such as the construction of four additional dormitories, an additional classroom building for our College of Science, Engineering and Technology and a new parking structure to support our growing traditional student enrollment as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2015 is $5.6 million we spent on the Maryvale Golf Course under a partnership agreement with the City of Phoenix. The revitalization was completed by the end of 2015 and the golf course is now known as Grand Canyon University Championship Golf Course.

Net cash provided by financing activities was $14.2 million for the six months ended June 30, 2016. Net cash used in financing activities was $1.5 million for the six months ended June 30, 2015. During the six-month period for 2016, net cash provided by financing activities consisted of proceeds received from the revolving line of credit of $25.0 million, proceeds from the exercise of stock options of $7.0 million and excess tax benefits from share-based compensation of $5.5 million, partially offset by $14.6 million used to purchase treasury stock in accordance with the University’s share repurchase program and $4.6 million used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $3.8 million. During the six-month period for 2015, $4.2 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $3.4 million, partially offset by proceeds from the exercise of stock options of $2.7 million and excess tax benefits from share-based compensation of $3.4 million.

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Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

2016 Outlook by Quarter

Q3 2016:	Net revenue of $206.0 million; Target Operating Margin 21.3%; Diluted EPS of $0.60 using 47.5 million diluted shares; student counts of 81,400
Q4 2016:	Net revenue of $240.0 million; Target Operating Margin 30.6%; Diluted EPS of $0.96 using 47.7 million diluted shares; student counts of 80,900
Full Year 2016:	Net revenue of $864.2 million; Target Operating Margin 26.7%; Diluted EPS of $3.08 using 47.3 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations, lawsuits, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, faculty and employees; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

Conference Call

Grand Canyon Education, Inc. will discuss its second quarter 2016 results and 2016 outlook during a conference call scheduled for today, August 4, 2016 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 48559363 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 48559363. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs and certificates across nine colleges both online and on ground at our over 250-acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 67,400 students were enrolled as of June 30, 2016. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
(In thousands, except per share data)
Net revenue	$191,279	$174,726	$418,237	$368,853
Costs and expenses:
Instructional costs and services	84,599	75,357	179,253	154,044
Admissions advisory and related, including $272 and $489 for the three months ended June 30, 2016 and 2015, respectively, and $566 and $994 for the six months ended June 30, 2016 and 2015, respectively, to related parties	28,866	27,372	58,410	55,705
Advertising	22,149	18,419	43,256	38,450
Marketing and promotional	2,108	1,788	4,350	3,482
General and administrative	8,809	9,534	19,529	18,930

Total costs and expenses	146,531	132,470	304,798	270,611

Operating income	44,748	42,256	113,439	98,242
Interest expense	(158)	(146)	(487)	(521)
Interest and other income	293	127	2,341	384

Income before income taxes	44,883	42,237	115,293	98,105
Income tax expense	17,257	16,461	44,002	38,150

Net income	$27,626	$25,776	$71,291	$59,955

Earnings per share:
Basic income per share	$0.60	$0.56	$1.56	$1.31

Diluted income per share	$0.59	$0.55	$1.52	$1.27

Basic weighted average shares outstanding	46,004	46,012	45,813	45,901

Diluted weighted average shares outstanding	46,990	47,263	46,925	47,233

Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and fixed asset write-offs, exit or lease termination costs or the gain (loss) recognized on investments. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited, in thousands)
Net income	$27,626	$25,776	$71,291	$59,955
Plus: interest expense net of interest income	(135)	19	(105)	137
Plus: income tax expense	17,257	16,461	44,002	38,150
Plus: depreciation and amortization	10,704	8,159	21,097	16,239

EBITDA	55,452	50,415	136,285	114,481

Plus: royalty to former owner	74	74	148	148
Plus: fixed asset write-offs	12	872	67	872
Plus: costs related to proposed conversion back to a non-profit status	(31)	319	1,136	460
Less: gain on equity method investment	—	—	(1,749)	—
Plus: estimated litigation and regulatory reserves	—	50	—	241
Plus: share-based compensation	2,933	2,909	5,831	5,512

Adjusted EBITDA	$58,440	$54,639	$141,718	$121,714

Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except par value)	2016	2015
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$44,554	$23,036
Restricted cash, cash equivalents and investments	70,840	75,384
Investments	49,440	83,364
Accounts receivable, net	9,080	8,298
Income tax receivable	8,492	3,952
Other current assets	17,806	20,863

Total current assets	200,212	214,897
Property and equipment, net	794,037	667,483
Prepaid royalties	3,207	3,355
Goodwill	2,941	2,941
Other assets	4,556	3,306

Total assets	$1,004,953	$891,982

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$39,284	$34,149
Accrued compensation and benefits	26,819	17,895
Accrued liabilities	16,895	13,846
Income taxes payable	50	29
Student deposits	70,865	76,742
Deferred revenue	47,220	37,876
Due to related parties	183	675
Current portion of capital lease obligations	160	697
Current portion of notes payable	31,630	6,625

Total current liabilities	233,106	188,534
Capital lease obligations, less current portion	340	788
Other noncurrent liabilities	3,767	4,302
Deferred income taxes, noncurrent	17,522	14,855
Notes payable, less current portion	69,935	73,252

Total liabilities	324,670	281,731

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 51,055 and 50,288 shares issued and 47,133 and 46,877 shares outstanding at June 30, 2016 and December 31, 2015, respectively	511	503
Treasury stock, at cost, 3,922 and 3,411 shares of common stock at June 30, 2016 and December 31, 2015, respectively	(88,559)	(69,332)
Additional paid-in capital	195,316	177,167
Accumulated other comprehensive loss	(678)	(489)
Retained earnings	573,693	502,402

Total stockholders’ equity	680,283	610,251

Total liabilities and stockholders’ equity	$1,004,953	$891,982

Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2016	2015
Cash flows provided by operating activities:
Net income	$71,291	$59,955
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	5,831	5,512
Excess tax benefits from share-based compensation	(5,484)	(3,361)
Provision for bad debts	7,963	7,412
Depreciation and amortization	21,245	16,387
Deferred income taxes	2,478	(1,077)
Other, including fixed asset impairments	(1,682)	872
Changes in assets and liabilities:
Restricted cash, cash equivalents and investments	4,544	4,144
Accounts receivable	(8,745)	(7,965)
Prepaid expenses and other	3,721	1,373
Due to/from related parties	(492)	(2)
Accounts payable	(2,386)	(1,083)
Accrued liabilities and employee related liabilities	11,973	422
Income taxes receivable/payable	835	(1,214)
Deferred rent	(535)	(560)
Deferred revenue	9,344	5,541
Student deposits	(5,877)	(4,689)

Net cash provided by operating activities	114,024	81,667

Cash flows used in investing activities:
Capital expenditures	(115,615)	(106,346)
Purchases of land, building and golf course improvements related to off-site development	(24,769)	(5,557)
Proceeds received from note receivable	501	—
Return of equity method investment	1,749	—
Purchases of investments	(26,025)	(25,023)
Proceeds from sale or maturity of investments	57,449	42,274

Net cash used in investing activities	(106,710)	(94,652)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(3,831)	(3,374)
Proceeds from draw on revolving line of credit	25,000	—
Debt issuance costs	(194)	—
Repurchase of common shares including shares withheld in lieu of income taxes	(19,227)	(4,230)
Excess tax benefits from share-based compensation	5,484	3,361
Net proceeds from exercise of stock options	6,972	2,700

Net cash provided by (used in) financing activities	14,204	(1,543)

Net increase (decrease) in cash and cash equivalents	21,518	(14,528)
Cash and cash equivalents, beginning of period	23,036	65,238

Cash and cash equivalents, end of period	$44,554	$50,710

Supplemental disclosure of cash flow information
Cash paid for interest	$481	$534
Cash paid for income taxes	$40,176	$39,986
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$19,798	$20,623
Purchases of equipment through capital lease obligations	$—	$257
Tax benefit of Spirit warrant intangible	$127	$129
Shortfall tax expense from share-based compensation	$257	$18

Grand Canyon Education, Inc. Reports Second Quarter 2016 Results

The following is a summary of our student enrollment at June 30, 2016 and 2015 by degree type and by instructional delivery method:

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	31,136	46.2%	28,224	44.8%
Undergraduate degree	36,288	53.8%	34,711	55.2%

Total	67,424	100.0%	62,935	100.0%

	2016(1)		2015(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	61,994	91.9%	57,681	91.7%
Ground(4)	5,430	8.1%	5,254	8.3%

Total	67,424	100.0%	62,935	100.0%

(1)	Enrollment at June 30, 2016 and 2015 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at June 30, 2016 and 2015 are students pursuing non-degree certificates of 1,048 and 858, respectively.
(2)	Includes 6,739 and 6,106 students pursuing doctoral degrees at June 30, 2016 and 2015, respectively.
(3)	As of June 30, 2016 and 2015, 48.6% and 47.2%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students attending Summer semester, as well as our professional studies students.